Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

HomeTrust Bancshares, Inc.

Asheville, North Carolina

We consent to the use of our report dated September 13, 2013 with respect to the consolidated financial statements of HomeTrust Bancshares, Inc. and subsidiary as of June 30, 2013 and 2012, and for each of the years in the three-year period ended June 30, 2013, incorporated herein by reference, and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

March 21, 2014